Exhibit 99.1

eMagin Announces Third Quarter 2013 Financial Results

BELLEVUE, Wash. – November 12, 2013 - eMagin Corporation (NYSE MKT: EMAN), the leader in the technology, development, design and manufacture of Active Matrix OLED microdisplays for high resolution imaging products, today announced financial results for the third quarter ended September 30, 2013.

Andrew G. Sculley, President and CEO, stated, “Demand during the third quarter remained strong, particularly from the military segment. In addition to completing deliveries of large numbers of displays for key programs, we strengthened our leadership position by advancing our technology development programs and making further investments in developing new processes that provide ultra-high brightness displays, a critically important attribute for a growing number of applications that are used in direct sunlight or daylight, such as wearable personal headsets.”

Mr. Sculley continued, “Fewer government R&D contracts due to the U.S. government sequestration and budget issues, increased labor requirements and additional time spent to install a fix on the new OLED deposition tool, prevented us from meeting our production and revenue targets for the third quarter. In addition, while we solved a major design issue in August that resulted in improved performance of the tool, we experienced a part problem early in the fourth quarter and were forced to curtail production on the new tool for two weeks. This part has now been replaced but we believe our fourth quarter results will be impacted.

“With the design flaw solved, I am confident we will continue to see improvement in the new tool’s yield and output and we will address any further operational issues should they arise. In early October, Robert J. Kaizerman joined eMagin as Vice President of Manufacturing. His experience encompasses all aspects of operations, production, supply chain management, quality systems, manufacturing and engineering in entrepreneurial high tech environments. Robert has already made a number of valuable contributions to our operations and I’m confident he will continue to do so and help us drive the Company’s growth.”

Quarterly Results

Revenues for the third quarter were $6.3 million versus $7.5 million for the third quarter of 2012. The decrease in revenues was the result of lower product and contract revenues. Although eMagin sold a similar number of displays in the third quarter of 2013 as compared to 2012, the different mix of products resulted in a decrease in product revenue for the quarter. With respect to contract revenue, eMagin had two active contracts for the three and nine months ended September 30, 2013, compared to 10 and 11 active contracts, respectively, for the three and nine months ended September 30, 2012. As noted above, the Company believes that fewer R&D contracts are being awarded this year by U.S. government agencies, which are the main source of most of the Company’s R&D contracts historically, due to the U.S. government sequestration and budget issues.

Gross margin for the third quarter was 35 percent on gross profit of $2.2 million compared to a gross margin of 49 percent in the same quarter last year and gross margin of 34 percent in the second quarter of 2013. The lower gross margin is due to a lower average price, higher material and labor costs, and also due to concurrently running both deposition tools this year compared to only the Satella deposition tool in the first nine months of 2012.

Operating expenses are comprised of R&D expenses and selling, general and administrative (SG&A) expenses. SG&A expense increased approximately $123,000 and R&D expenses increased approximately $66,000 from the same quarter last year. Year to date, operating expenses increased just 1%. The increase in R&D expense was due primarily to an increase in internal research and development costs. The increase in SG&A expenses for the three-month period was related to an increase in related personnel costs offset by reduced professional fees.

Pretax net loss for the third quarter of 2013 was $1,057,000 compared to pretax net income of $561,000 for the third quarter of 2012. In the third quarter, the Company adjusted its deferred tax asset valuation allowance by approximately $3.5 million, resulting in a $3,502,000 provision for income taxes and $4,559,000 in net loss after tax or ($0.19) per share compared to $0.01 per share in Q3 last year. Adjusted EBITDA for the third quarter was a loss of $247,000.

At September 30, 2013, the Company continued to have no debt and had approximately $13.1 million of cash, cash equivalents, and investments in certificates of deposit and corporate bonds, compared to $13.4 million at December 31, 2012.

Recent Corporate Highlights

•	Started delivering displays for a new weapons sight program.

•
Continued shipping significant quantities of Display Beam Combiner Assemblies (DBCAs), which consist of the Company’s SVGA display combined with an optic. Because of their higher level of integration, DBCAs have a higher sales price than a display alone. These DBCAs were delivered to eMagin’s customer, Exelis. Exelis was also awarded funding for the 3rd year of production for ENVG II. eMagin expects DBCA deliveries to continue well into 2014.

•
Hired Robert J. Kaizerman as VP Manufacturing, reporting to Andrew Sculley, President and CEO. Mr. Kaizerman brings more than 25 years of high tech manufacturing and operational experience to eMagin, including Elbit Systems of America, Schott Corporation, Luminus Devices Incorporated and GSI Lumonics Incorporated.

•
The DSVGA, our new digital SVGA display, is currently undergoing qualification testing and is expected to be released for production by the end of the year. This will provide our customers all of the advantages of our latest technology in a digital display. Orders can be accepted now for deliveries beginning in late January 2014.

•
The SXGA096, our new smaller pixel size SXGA display, is being redesigned to a new form factor and engineering samples are scheduled for availability in March 2014, with production release scheduled for May 2014. This display will provide our customers the high resolution of a SXGA display but with a smaller form factor and lower cost of production than larger pixel SXGA displays.

•
The SXGA096 redesign was postponed to accommodate design of a new custom microdisplay development aimed at a new ultra high brightness market. This effort is currently on schedule and expected to delivery prototypes by year’s end.

•
We continue work on a color, high brightness, high-resolution avionics display with funding from the US Navy. We expect to demonstrate the direct patterned ultra-high brightness display in the first quarter of 2014 and perform customer evaluations in Q2 2014.

•	We have an opportunity for a viewfinder application for our new XGA display with a large camera manufacturer in 2014.

•	We expect to demonstrate a direct patterned ultra-high brightness display in the first quarter of 2014 and perform customer evaluations in the second quarter 2014.

•
As showcased at this year's Society of Information Display conference, eMagin's Color OLED-XLSTM technology provides the highest OLED microdisplay luminance on the market. XLS provides up to 1,000 nits in full color while maintaining a 10,000:1 contrast ratio. This level of performance allows our customers to use our displays in "see-through" Augmented Reality applications, work effectively with wide field of view optics for entertainment and training and simulation and multispectral fused systems for the military. The Color OLED-XLSTM is fully compatible with eMagin's entire VGA, SVGA, XGA, SXGA and WUXGA product line and will be available on our products by the first quarter of 2014.

•
Continued to ship displays for the FELIN Soldier Modernization Program in France, to BAE/Oasys, to FLIR in Sweden for three industrial thermal camera EVFs, and to BCF Technology in Scotland for the BUG Binocular Ultrasound Goggles among others.

Outlook

Due to ongoing constraints in U.S. government spending and certain manufacturing challenges, eMagin now expects its full year 2013 revenues to be similar to last year. However, based on current backlog, market conditions and anticipated improvements in production, the Company expects to resume revenue growth in 2014.  The Company’s backlog at 9/30/13 was approximately $14.3 million.

Conference Call Information

Full results will be published in the Company's 10-Q report for the third quarter ended September 30, 2013, expected to be filed with the Securities and Exchange Commission on or before November 15, 2013, and will also be available via the Company’s website, www.emagin.com. A conference call and live webcast will begin today at 4:45 p.m. ET. An archive of the webcast will be available one hour after the live call through December 12, 2013. To access the live Webcast or archive, please visit the Company's website at ir.emagin.com or www.earnings.com.

About eMagin Corporation

A leader in OLED microdisplay technology, OLED microdisplay manufacturing know-how and mobile display systems, eMagin manufactures high-resolution OLED microdisplays and integrates them with magnifying optics to deliver virtual images comparable to large-screen computer and television displays in portable, low-power, lightweight personal displays. eMagin microdisplays provide near-eye imagery in a variety of products from military, industrial, medical and consumer OEMs. More information about eMagin is available at www.emagin.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including those regarding eMagin Corporation's expectations, intentions, strategies and beliefs pertaining to future events or future financial performance. Actual events or results may differ materially from those in the forward-looking statements as a result of various important factors, including those described in the Company's most recent filings with the Securities and Exchange Commission, including the Company’s reports on Form 10-K, Form 10-Q and Form 8-K. For example, factors that could cause actual results to vary materially from future results include, but are not limited to: our ability to successfully develop and market  our products to customers; our ability to generate customer demand for our products in our target  markets; the development of our target markets and market opportunities; our ability to manufacture suitable products at competitive cost; our ability to successfully launch new equipment on our manufacturing line; market  pricing for our products and for competing products; the extent of increasing competition; technological developments in our target markets and the development of alternate, competing technologies in them; and sales of shares by existing shareholders. Although management believes that the expectations reflected in the forward-looking statements are reasonable, such statements should not be regarded as a representation by the Company, the directors or officers of the Company, or any other person, that such forward-looking statements will be achieved. The business and operations of the Company are subject to substantial risks and changes in facts and circumstances which increase the uncertainty inherent in forward-looking statements. The Company undertakes no duty to update any of the forward-looking statements, whether as a result of new information, future events or otherwise. In light of the foregoing, readers are cautioned not to place undue reliance on such forward-looking statements.

Non-GAAP Financial Measures

To supplement the Company's consolidated financial statements presented on a GAAP basis, the Company has provided non-GAAP financial information, namely earnings before interest, taxes, depreciation and amortization (EBITDA). The Company's management believes that this non-GAAP measure provides investors with a better understanding of how the results relate to the Company's historical performance. The additional adjusted information is not meant to be considered in isolation or as a substitute for GAAP financials. Management believes that these adjusted measures reflect the essential operating activities of the Company. A reconciliation of non-GAAP financial information appears below:

eMAGIN CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	September 30, 2013	December 31,
	(unaudited)	2012
ASSETS
Current assets:
Cash and cash equivalents	$4,811	$4,385
Investments	8,000	8,520
Accounts receivable, net	3,850	5,154
Inventories, net	4,407	3,223
Prepaid expenses and other current assets	1,314	653
Total current assets	22,382	21,935
Long-term investments	250	500
Equipment, furniture and leasehold improvements, net	8,197	8,099
Other assets	28	124
Deferred tax asset	5,382	8,881
Total assets	$36,239	$39,539

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,258	$955
Accrued expenses	2,408	2,548
Other current liabilities	359	409
Total current liabilities	4,025	3,912

Commitments and contingencies (Note 8)

Shareholders’ equity:
Preferred stock, $.001 par value: authorized 10,000,000 shares:
Series B Convertible Preferred stock, (liquidation preference of $5,659,000) stated value $1,000 per share, $.001 par value: 10,000 shares designated and 5,659 issued and outstanding as of September 30, 2013 and December 31, 2012	—	—
Common stock, $.001 par value: authorized 200,000,000 shares, issued and outstanding, 23,878,300 shares as of September 30, 2013 and 23,674,541 as of December 31, 2012	24	24
Additional paid-in capital	225,560	223,575
Accumulated deficit	(192,871)	(187,509)
Treasury stock, 162,066 shares as of September 30, 2013 and 150,000 shares as of December 31, 2012	(499)	(463)
Total shareholders’ equity	32,214	35,627
Total liabilities and shareholders’ equity	$36,239	$39,539

 eMAGIN CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Revenue:

Product	$5,770	$6,309	$20,671	$19,263
Contract	559	1,201	1,189	2,971
Total revenue, net	6,329	7,510	21,860	22,234

Cost of goods sold:

Product	3,848	3,132	12,821	9,914
Contract	256	729	672	1,477
Total cost of goods sold	4,104	3,861	13,493	11,391

Gross profit	2,225	3,649	8,367	10,843

Operating expenses:

Research and development	1,239	1,173	3,882	3,571
Selling, general and administrative	2,041	1,918	6,358	6,525
Total operating expenses	3,280	3,091	10,240	10,096

(Loss) income from operations	(1,055)	558	(1,873)	747

Other income (expense):
Interest expense, net	(11)	(10)	(32)	(18)
Other income, net	9	13	45	32
Total other income (expense), net	(2)	3	13	14
(Loss) income before provision for income taxes	(1,057)	561	(1,860)	761
Provision for income taxes	3,502	221	3,502	295

Net (loss) income	$(4,559)	$340	$(5,362)	$466
Less net income allocated to participating securities	—	83	—	113
Net (loss) income allocated to common shares	$(4,559)	$257	$(5,362)	$353

(Loss) income per share, basic	$(0.19)	$0.01	$(0.23)	$0.02
(Loss) income per share, diluted	$(0.19)	$0.01	$(0.23)	$0.01

Weighted average number of shares outstanding:

Basic	23,718,106	23,444,361	23,610,531	23,473,770
Diluted	23,718,106	25,393,035	23,610,531	25,360,864

Non-GAAP Information

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2013	2012	2013	2012
Adjusted EBITDA:

Net (loss) income	$(4,559)	$340	$(5,362)	$466
Severance	-	(7)	-	(53)
Adjusted net (loss) income	(4,559)	333	(5,362)	413
Non-cash compensation	568	559	1,645	1,959
Depreciation and amortization expense	231	57	656	168
Interest expense	11	10	32	18
Provision for income taxes	3,502	221	3,502	295
Adjusted EBITDA	$(247)	$1,180	$473	$2,853

Contact:

eMagin Corporation
Paul Campbell, 425-284-5220 pcampbell@emagin.com